Exhibit 99.1
COVANTA HOLDING CORPORATION REPORTS
2009 SECOND QUARTER RESULTS AND REAFFIRMS GUIDANCE
FAIRFIELD, NJ, July 22, 2009 — Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three months ended June 30, 2009. Diluted earnings per share were $0.21 in the second quarter of 2009 compared to $0.27 in the second quarter of 2008.
Second Quarter Results
“We are pleased with our second quarter performance. As expected the slow economy caused lower prices for scrap metal, exposed energy sales and merchant waste, but we were able to offset a significant portion of that decline with lower operating expense and increased waste throughput,” said Anthony Orlando, President and CEO of Covanta. He continued “We are reaffirming our full year guidance on all key metrics, while noting that we expect to be on the low end of the ranges in light of the current economic conditions and depressed natural gas prices.”
For the three months ended June 30, 2009, operating revenues were $376 million, an 11% decline from $423 million in the prior year comparable period.
Domestic revenues declined by $21 million due to lower recycled metal revenue of $13 million and a $7 million decline in other revenue primarily related to timing of construction activity. The remaining domestic business revenue was essentially flat with new business revenue of $6 million offsetting a $4 million decline in revenue earned explicitly to service project debt. Domestic operating expenses were reduced by $8 million during the quarter, reflecting $20 million in expense reductions at existing businesses and from reduced construction activity this year, offset by $13 million in added expense from new businesses and the effects of insurance recoveries during 2008.
International segment revenue decreased $28 million in the quarter while plant operating expenses declined by $27 million. These declines relate primarily to the Company’s Indian facilities, where falling fuel prices reduced the pass through component of our revenues and also lowered our expenses.
Adjusted EBITDA was $140 million, down $22 million from last year’s second quarter. 2008 results included $5 million of insurance recovery benefits at our Semass facility. The remaining $17 million was due to lower recycled metal revenue and higher G&A spending to pursue growth. Strong operating performance and cost reductions entirely offset lower energy prices and merchant tip fees as well as the decline in debt service pass through revenue.

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Cash Flow provided by Operating Activities (“Operating Cash Flow”) was $86 million in the second quarter, down $26 million from last year’s second quarter. This decline was attributable to the same factors that affected adjusted EBITDA plus working capital offset by lower interest expense. We expect the difficult year over year comparison to continue through the third quarter of this year.
Our balance sheet was significantly strengthened by the $460 million convertible note financing completed during the quarter. We added approximately $389 million to our unrestricted cash, after giving effect to underwriting discounts, offering expenses, proceeds from the issuance of warrants and the purchase of the convertible note hedge. The entire $300 million of our revolving credit facility continues to be available. In the quarter, we paid down $72 million of debt, bringing our net debt (total debt less cash and restricted funds set aside explicitly for project debt principal repayment) to $1.7 billion.
“The strength of our base business during this difficult economic environment enables us to capitalize on opportunities and position the company for the eventual recovery. In the last couple of months we’ve made excellent progress in that direction, first by issuing convertible notes to strengthen our balance sheet and then by signing a definitive agreement to acquire most of Veolia’s North American Energy-from-Waste business. Those assets fall squarely within Covanta’s sweet spot, both in terms of our operational expertise and our geographic presence. We look forward to closing this acquisition,” stated Mr. Orlando. He added, “We’re also quite optimistic about our overall growth prospects which are progressing nicely and could be significantly boosted if legislation is passed in Washington D.C. requiring minimum renewable electricity production; and that seems more likely now than ever before.”
Year-to-Date Results
For the six months ended June 30, 2009, total Company operating revenues were down 10% to $735 million. Operating Cash Flow was $137 million for the year-to-date period. Adjusted EBITDA was $222 million.
2009 Guidance
The Company is reaffirming its guidance for 2009 for the following key metrics:
•	Operating Cash Flow in the range of $325 million to $375 million;

•	Adjusted EBITDA of $500 million to $540 million; and

•	Diluted earnings per share of $0.65 to $0.80.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, July 23, 2009 to discuss its results for the three months ended June 30, 2009. To participate, please dial 866-314-5232 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 617-213-8052. Please utilize pass code 95901282 when prompted by the conference call operator. The conference call will also be web cast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:30 am (Eastern) Thursday, July 23, 2009 through midnight (Eastern) Thursday, July 30, 2009. To access the replay, please dial 888-286-8010, or from outside of the United States 617-801-6888 and use the replay pass code: 30728009. The webcast will also be archived on www.covantaholding.com and can be played or downloaded as an MP3 file.

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About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 38 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 17 million tons of waste into more than 8 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in domestic and international markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

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Contacts
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
Vera Carley
Director, Media Relations and Corporate Communications
1-973-882-2439
Attachments

Exhibit 1
Covanta Holding Corporation
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008(A)	2009	2008(A)
		(As Adjusted)		(As Adjusted)
	(Unaudited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$227,842	$242,689	$434,111	$460,312
Electricity and steam sales	136,540	163,832	278,409	316,897
Other operating revenues	11,404	16,475	22,026	34,553

Total operating revenues	375,786	422,996	734,546	811,762

Operating expenses
Plant operating expenses	214,556	238,608	470,598	497,619
Depreciation and amortization expense	51,162	51,590	102,660	100,164
Net interest expense on project debt	12,108	13,776	24,877	27,537
General and administrative expenses	26,906	23,135	52,421	47,289
Other operating expenses	9,722	19,358	19,466	31,859

Total operating expenses	314,454	346,467	670,022	704,468

Operating income	61,332	76,529	64,524	107,294

Other income (expense)
Investment income	1,156	1,052	2,184	2,692
Interest expense	(8,532)	(11,563)	(16,448)	(25,283)
Non-cash convertible debt related expense	(6,395)	(4,453)	(11,097)	(8,827)

Total other expenses	(13,771)	(14,964)	(25,361)	(31,418)

Income before income tax expense, equity in net income from unconsolidated investments, and noncontrolling interests in subsidiaries	47,561	61,565	39,163	75,876
Income tax expense	(17,901)	(24,361)	(14,583)	(30,032)
Equity in net income from unconsolidated investments	5,671	7,320	11,480	12,812

Net Income	35,331	44,524	36,060	58,656

Less: Net income attributable to noncontrolling interests in subsidiaries	(2,164)	(2,225)	(3,544)	(4,094)

Net Income Attibutable to Covanta Holding Corporation	$33,167	$42,299	$32,516	$54,562

Earnings Per Share:
Basic	$0.22	$0.28	$0.21	$0.36

Weighted Average Shares	153,731	153,387	153,600	153,276

Diluted	$0.21	$0.27	$0.21	$0.35

Weighted Average Shares	154,953	154,848	154,846	154,710

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009 for a discussion of the retrospective accounting changes resulting from the adoption of FASB Staff Position No. APB 14-1 and Statement of Financial Accounting Standards No. 160 which were effective January 1, 2009.

Exhibit 2
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Full Year
	2009	2008(A)	2009	2008(A)	Estimated 2009
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)

Net Income Attibutable to Covanta Holding Corporation	$33,167	$42,299	$32,516	$54,562	$101,000 - $124,000

Depreciation and amortization expense	51,162	51,590	102,660	100,164	190,000 - 195,000

Debt service:
Net interest expense on project debt	12,108	13,776	24,877	27,537
Interest expense	8,532	11,563	16,448	25,283
Non-cash convertible debt related expense	6,395	4,453	11,097	8,827
Investment income	(1,156)	(1,052)	(2,184)	(2,692)

Subtotal debt service	25,879	28,740	50,238	58,955	111,000 - 114,000

Income tax expense	17,901	24,361	14,583	30,032	49,000 - 53,000

Other adjustments: (B)
Change in unbilled service receivables	4,827	2,233	9,527	4,285
Non-cash compensation expense	3,762	4,410	7,669	8,061
Other	1,106	6,008	1,651	8,048

Subtotal other adjustments	9,695	12,651	18,847	20,394	41,000 - 44,000

Net income attributable to noncontrolling interests in subsidiaries	2,164	2,225	3,544	4,094	8,000 - 10,000

Total adjustments	106,801	119,567	189,872	213,639

Adjusted EBITDA(C)	$139,968	$161,866	$222,388	$268,201	$500,000 - $540,000

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of FASB Staff Position No. APB 14-1 which was effective January 1, 2009.

(B)	These items represent amounts that are non-cash in nature.

(C)	The components of Adjusted EBITDA are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)

Impact of SEMASS fire (1)	$—	$5,162	$—	$5,137

All other	139,968	156,704	222,388	263,064

Adjusted EBITDA	$139,968	$161,866	$222,388	$268,201

(1)	This amount primarily includes insurance recoveries for business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

Exhibit 3
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Full Year
	2009	2008(A)	2009	2008(A)	Estimated 2009
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)

Cash flow provided by operating activities	$85,927	$111,645	$137,322	$161,351	$325,000 - $375,000

Debt service	25,879	28,740	50,238	58,955	111,000 - 114,000

Amortization of debt premium and deferred financing costs	1,130	1,852	2,308	3,691	3,000

Other	27,032	19,629	32,520	44,204	61,000 - 48,000

Adjusted EBITDA	$139,968	$161,866	$222,388	$268,201	$500,000 - $540,000

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of FASB Staff Position No. APB 14-1 which was effective January 1, 2009.
Exhibit 4
Covanta Holding Corporation
Statements of Cash Flows Selected Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Full Year
	2009	2008(A)	2009	2008(A)	Estimated 2009
		(As Adjusted)		(As Adjusted)
	(Unaudited, in thousands)

Cash flow provided by operating activities	$85,927	$111,645	$137,322	$161,351	$325,000 - $375,000

Uses of cash flow provided by operating activities
Purchase of property, plant and equipment (B)
Capital expenditures associated with SEMASS fire (C)	$(163)	$(911)	$(414)	$(2,101)
Capital expenditures associated with certain acquisitions (D)	—	(2,642)	(358)	(10,635)
Capital expenditures associated with technology development (E)	(1,152)	—	(1,401)	—
Pre-construction development projects (F)	(1,860)	—	(3,815)	—
All other capital expenditures (G)	(12,090)	(11,221)	(36,110)	(41,028)	$(60,000)

Total purchases of property, plant and equipment	$(15,265)	$(14,774)	$(42,098)	$(53,764)

Acquisition of businesses, net of cash acquired	$(17,517)	$(20,128)	$(17,517)	$(20,128)
Purchase of equity interests	$(7,855)	$(18,503)	$(8,938)	$(18,503)
Principal payments on long-term debt	$(1,670)	$(1,670)	$(3,345)	$(3,361)	$(7,000)
Principal payments on project debt	$(70,190)	$(10,045)	$(115,458)	$(65,164)	$(169,000)

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of FASB Staff Position No. APB 14-1 which was effective January 1, 2009.

(B)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(C)	Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement was insured under the terms of the applicable insurance policy, subject to deductibles. Settlement of the property damage insurance claim occured in December 2008.

(D)	Capital Expenditures were incurred in 2008 at three facilities that Covanta acquired in 2008 and 2007 primarily to improve the productivity or environmental performance of those facilities.

Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(E)	Capital Expenditures related to internal development efforts and/or agreements with multiple partners for the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels, the generation of alternative energy methods, and nitrogen oxide (NOx) emission controls.

(F)	Covanta has entered into definitive agreements for the development of a 1,700 metric ton per day energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. Construction is expected to commence in the second half of 2009. Covanta incurred capital expenditures related to pre-construction activities, such as site preparation costs, for this project.

(G)	Capital Expenditures primarily to maintain existing facilities.

Exhibit 5
Covanta Holding Corporation
Components of Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008(A)	2009	2008(A)
		(As Adjusted)		(As Adjusted)
	(Unaudited)
Impact of SEMASS fire, net of tax (B)	$—	$0.02	$—	$0.02

All other	0.21	0.25	0.21	0.33

Diluted Earnings Per Share	$0.21	$0.27	$0.21	$0.35

(A)	See Note 1 — Organization and Basis of Presentation of the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2009 for a discussion of the retrospective accounting change resulting from the adoption of FASB Staff Position No. APB 14-1 which was effective January 1, 2009.

(B)	This amount primarily includes insurance recoveries for business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

Discussion of Non-GAAP Financial Measures
To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, our non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy Corporation, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. We also use this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation.
Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of June 30, 2009. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.00 to 1.00 (which declines for quarterly periods after September 30, 2009), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and six months ended June 30, 2009 and 2008, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.